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                                    EXHIBIT (4)(C)

                                HARLEYSVILLE GROUP INC.

                            DIRECTORS' EQUITY AWARD PROGRAM
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                         As approved by the Board of Directors
                                   on April 24, 1996
                                 Amended June 26, 1996

1.     PURPOSE.  The purpose of the Harleysville Group Inc.
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Directors' Equity Award Program (the "Program") is to increase the proprietary interest of Directors of Harleysville Group Inc. (the "Company"), in order to further align the interests of such Directors with the stockholders of the Company by compensating, with shares of stock of the Company, the Directors responsible for the management of the business affairs of the Company for services thereto as Directors.

2.     ADMINISTRATION.  The Program shall be administered by the
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Compensation & Personnel Development Committee (the "Committee") of
the Board of Directors of the Company. The Committee shall have full and final authority in its discretion to interpret the provisions of the Program and to decide all questions of fact arising in its application.

3.     GRANT OF AWARDS.  A one-time award of shares of restricted
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stock (as discussed below at paragraph 4) of the Company will be made on August 28, 1996 to each Director on such date (other than Director Emeriti) who was a Director of the Company as of April 25, 1996. Such shares may be authorized and unissued shares or treasury shares. The number of shares to be granted to each Director on August 28, 1996 shall be the amount of whole shares determined by dividing 85% of the fair market value of Harleysville Group stock at the close of business on April 24, 1996 into $66,000 (the total amount of fees payable, as of April 24, 1996, for three years of Director Emeritus status) or 2,823 shares.

4.     RESTRICTED STOCK AWARDS.  Restricted stock awards under the
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Program shall consist of shares of common stock of the Company re-
stricted against transfer, subject to forfeiture, and subject to other terms and conditions intended to further the purpose of the Program, and shall be evidenced by written restricted stock agree-ments in such form not inconsistent with this Program as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

       (A)   RESTRICTION PERIOD.  Except as herein provided, shares
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             awarded pursuant to this Program may not be transferred
             until the Director who owns such restricted shares retires from the Board after attaining age 72 in accordance with the By-Laws of the Company, dies or becomes disabled.

       (B)   RESTRICTION UPON TRANSFER.  Restricted stock and the
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             right to vote such shares and to receive dividends
             thereon may not be sold, assigned, transferred, ex-changed, pledged, hypothecated, or otherwise encumbered, except as herein provided, during the restriction period applicable to such shares. Notwithstanding the foregoing and except as otherwise provided in the Program, the participant shall have all the other rights of a stock-holder including, but not limited to, the right to receive dividends and the right to vote such shares.

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       (C)   CERTIFICATES.  Each certificate issued in respect of
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             shares awarded to a participant shall be deposited with
             the Company or its designee and shall bear the following legend:

                    This certificate and the shares of stock repre-sented hereby are subject to the terms and condi-tions (including forfeiture provisions and restric-tions against transfer) contained in the Harleysville Group Inc. Directors' Equity Award Program and an Agreement entered into between the registered owner and Harleysville Group Inc. Release from such terms and conditions shall be obtained only in accordance with the provisions of the Program and Agreement, a copy of each of which is on file in the office of the Secretary of Harleysville Group Inc.

       (D)   LAPSE OF RESTRICTIONS.  Upon the lapse of such
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             restrictions, shares of common stock free of the
             restrictive legend shall be issued to the participant or his or her legal representative.

       (E)   DEATH OR DISABILITY PRIOR TO LAPSE OF RESTRICTIONS.  In
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             the event of a participant's death or disability prior to
             the lapse of restrictions, shares of common stock free of the restrictive legend shall be issued to the participant or his or her legal representative. "Disability" shall mean the inability of a participant to perform the services normally rendered due to any physical or mental impairment that can be expected to be of either permanent or indefinite duration, as determined by the Committee on the basis of appropriate medical evidence

       (F)   TERMINATION OF SERVICE PRIOR TO LAPSE OF RESTRICTIONS.
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             In the event a participant terminates service as a
             Director prior to retiring as a Director after attaining age 72 in accordance with the By-Laws of the Company, his or her death or becoming disabled, all shares as to which there still remains unlapsed restrictions shall be forfeited by such participant to the Company without payment of any consideration by the Company, and neither the participant recipient nor any successors, heirs, assigns, or personal representatives of such recipient shall thereafter have any further rights or interest in such shares or certificates.

       (G)   CHANGE IN CONTROL PRIOR TO LAPSE OF RESTRICTIONS.  In the
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             event of a "change in control" prior to (i) a
             participant's retiring as a Director after attaining age 72 in accordance with the By-Laws of the Company, (ii) a participant's death, or (iii) a participant becoming disabled, shares of common stock free of the restrictive legend shall be issued to the participant.

             "Change in control" shall mean if any of the following have occurred: (i) there shall be consummated (a) any consolidation or merger of the Company or the Parent in which they are not the continuing or survivor corporation or pursuant to which shares of the Company's stock would be converted in whole or in part into cash, securities or other property, other than a merger of the Company in which the holders of the Company's stock immediately prior to the merger have substantially the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger or (b) any sale, lease, exchange or

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             transfer (in one transaction or a series of related
             transactions) of all or substantially all the assets of the Company or the Parent; or (ii) the stockholders of the Company or policyholders of the Parent shall approve any plan or proposal for the liquidation or dissolution of the Company or the Parent; or (iii) any "person" (as such term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company, the Parent, or a subsidiary thereof or any employee benefit plan sponsored by the Company, the Parent, or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from special circumstances) having the right to vote in the election of Directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of the Company or the Parent shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election of each new Director during such two-year period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such two-year period; or (v) any other event shall occur that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

5.     GENERAL PROVISIONS.  Each award under the Program shall be
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subject to the requirement that if at any time the Committee shall determine that (i) the listings, registrations or qualifications of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of any award with respect to the disposition of shares of common stock is necessary or desirable as a condition of or in connection with the granting of such award or the issuance or purchase of shares of common stock thereunder, such award shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

6.     WITHHOLDING.  The Company shall have the right to require the
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recipient to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.

7.     AMENDMENT.  The Company may terminate or amend the Program at
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any time.  The termination or any modification or amendment of the
Program shall not, without the consent of a participant, affect his or her rights under an award previously granted.

8.     APPLICABLE LAW.  The Program shall be construed, administered,
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and governed in all respects under the laws of the Commonwealth of
Pennsylvania.